Exhibit 99.1

191 Mason Street Greenwich, Connecticut 06830 t: 203.629.9595 Associated-Capital-Group.com

For Immediate Release:	Contact: Douglas R. Jamieson President & CEO (203) 629-2726 Associated-Capital-Group.com

Associated Capital Reports Preliminary Third Quarter Book Value of
$42.15 to $42.35 Per Share

Greenwich, CT, October 19, 2021 – Associated Capital Group, Inc. (“AC” or the “Company”), announced today a range of its third quarter preliminary book value of $42.15 to $42.35 per share, compared to $42.21 per share at June 30, 2021. This compares to $40.36 at December 31, 2020, and $38.25 at September 30, 2020.

Assets under management were $1.680 billion at September 30, 2021 as compared to $1.251 billion at September 30, 2020.

Associated Capital will be issuing further details on its financial results in early November.

About Associated Capital Group, Inc.

Associated Capital, based in Greenwich Connecticut, is a diversified global financial services company that provides alternative investment management through Gabelli & Company Investment Advisers, Inc. (“GCIA” f/k/a Gabelli Securities, Inc.). We have also earmarked proprietary capital for our direct investment business that invests in new and existing businesses. The direct investment business is developing along three core pillars: Gabelli Private Equity Partners, LLC (“GPEP”), formed in August 2017 with $150 million of authorized capital as a “fund-less” sponsor; the SPAC business (Gabelli special purpose acquisition vehicles), launched in April 2018; and Gabelli Principal Strategies Group, LLC (“GPS”) created to pursue strategic operating initiatives.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

Our disclosure and analysis in this press release contain “forward-looking statements”. Forward-looking statements convey our current expectations or forecasts of future events. You can identify these statements because they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. They also appear in any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance of our products, expenses, the outcome of any legal proceedings, and financial results. Although we believe that we are basing our expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, the economy and other conditions, there can be no assurance that our actual results will not differ materially from what we expect or believe. Therefore, you should proceed with caution in relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance.